Exhibit 23.3

KPMG
        355 South Grand Avenue
        Suite 2000
        Los Angeles, CA  90071-1568




                          Independent Auditors' Consent
                          -----------------------------

The Board of Directors
The Neptune Society, Inc.


We consent to the use of our report dated March 16, 2001, with respect to the consolidated balance sheets of Neptune Society, Inc, and subsidiaries (Successor Company) as of December 31, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for the nine months ended December 31, 1999 and the year ended December 31, 2000 (Successor Company Period) and the combined statements of operations, shareholders' equity, and cash flows of Neptune Society (Predecessor Company) for the three month period ended March 31, 1999 (Predecessor Company Period), included herein and to the reference to our firm under the heading "Experts" in the Registration Statement.

Our report dated March 16, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net working capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Additionally, our report states that effective March 31, 1999, all of the outstanding capital stock of the Predecessor Company was acquired in a business combination accounted for as a purchase and as a result of the acquisition, the consolidated financial information for the periods after the acquisition are presented on a different cost basis than that for the periods before the acquisition and therefore, is not comparable. Our report also refers to a change in the Company's method of accounting for revenue recognition in 2000.



/s/ KPMG LLP

Los Angeles, California
October 15, 2002





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